Exhibit 10.48
Execution Copy
AGREEMENT AND RELEASE
This Agreement and Release (“Agreement”) is entered into as of this 30th day of October, 2014 between XL Group plc, X.L. Global Services, Inc. (collectively, the “Company”) and JAMES H. VEGHTE (the “Executive”).
The Executive and the Company agree as follows:
1.Termination of Employment. The employment relationship between the Executive and the Company will continue until December 31, 2014 (the “Retirement Date”), at which time it shall cease. Effective on the Retirement Date or such earlier date requested in writing by the Company, the Executive will resign all officer positions with the Company and its Affiliates (as defined below) as well as his membership on all Boards of Directors and Committees of the Company and its Affiliates.
2.    Payments and Benefits. In consideration for the covenants of the Executive and the release of claims by the Executive contained herein, and in full payment of all obligations of any nature or kind whatsoever owed or owing to the Executive by the Company and any of its Affiliates, the Company shall pay, or provide benefits to, the Executive as follows:
(a)    the Company shall pay the Executive’s base salary, at the rate in effect on the date hereof, through the Retirement Date in accordance with its normal payroll practices;
(b)    provided the Executive executes this Agreement and, on December 31, 2014, further executes the general release of claims attached hereto as Exhibit A, and does not revoke that release prior to the end of the seven day statutory revocation period, the Company agrees:
(i)    to provide that the Executive shall be eligible to receive an annual bonus for calendar year 2014 as determined by the Management Development and Compensation Committee (the “MDCC”) of the Board of Directors of the Company in its discretion, and any such annual bonus shall be paid to the Executive in 2015 and, in no event later than March 15, 2015;
(ii)    that stock options and performance restricted stock granted to the Executive under the Company’s 1991 Performance Incentive Program (a complete list of which is attached hereto as Exhibit B) will receive “retirement” treatment as described in the applicable award agreements evidencing each grant in relation to vesting and exercisability following the Retirement Date, and the Executive agrees that he is not eligible to receive any award or payment by reason of his retirement under the 2012 XL Group plc Reinsurance Supplemental Long Term Incentive Program;

(iii)    a portion of the Executive’s Performance Units (included in Exhibit B) granted as of February 28, 2013 (the “2013 Award”) and as of February 28, 2014 (the “2014 Award”), respectively, will vest equal to (i) the percentage of the Performance Units earned based upon the extent, if any, of attainment of the performance goals for each award of Performance Units (as determined by the MDCC) as measured at the end of calendar year 2014 with respect to the 2013 Award, and the end of calendar year 2016 with respect to the 2014 Award, multiplied by (ii) a fraction, the numerator of which is the number of days during the respective Performance Period applicable to each award ending on the Retirement Date and the denominator of which is the number of days in the full Performance Period for each such award. Shares of Company common stock equal to the number of such vested Performance Units as determined above will be distributed to the Executive (a) with respect to the 2013 Award, in 2015 on or before March 15, 2015, and (b) with respect to the 2014 Award, in 2017 on or before March 15, 2017;
(iv)    Within fifteen (15) days of the Retirement Date, the Company will pay to Executive a lump sum amount of $72,000, the after-tax amount of which will represent the difference between (a) the monthly COBRA continuation premium rate payable by the Executive to extend Company coverage and (b) the monthly premium amount paid by similarly situated executives for active Company coverage, multiplied by 24, with which Executive may pay for COBRA continuation coverage, and
(v)    the provisions in Section 3 below regarding consulting services and fees will apply;
(c)    The Company agrees to provide that the Executive shall be reimbursed for business expenses reasonably incurred by him prior to the Retirement Date in accordance with the Company’s expense reimbursement program; and
(d)    The Company agrees that the Executive’s vested accrued benefits under the Company’s pension and deferred compensation plans shall be paid to the Executive in accordance with the terms of such plans.
3.    Consulting Services. Provided the Executive executes this Agreement and, on December 31, 2014, further executes the general release of claims attached hereto as Exhibit A, and does not revoke that release prior to the end of the seven day statutory revocation period, the following provisions regarding consulting services and fees will apply.
(a)    During the Consulting Term (as defined below), the Executive shall provide such consulting services to the Company commensurate with his status and experience as the former Chief Executive, Reinsurance Operations of the Company with respect to such matters as shall be reasonably requested from time to time by the Chief Executive Officer of the Company or his designee. Such services shall include services in connection with the Company’s ongoing operations consistent with Company guidelines as set forth in Exhibit C attached hereto and/or in connection with the defense and/or investigation of any third party claim or any investigation or proceeding relating to the

Company or its Affiliates. The Company and the Executive intend that the Executive’s services pursuant to this Agreement shall be no greater than 35 hours per month, which is less than 20% of the average level of services performed by the Executive over the last three years of his employment with the Company, during the period in the Consulting Term. The Executive shall not, by virtue of the consulting services provided hereunder, be considered an officer or employee of the Company, and he shall have no power or authority to contract in the name of or bind the Company or its Affiliates. As an independent contractor, the time, manner, mode, method and means used by the Executive in the performance of services shall be of the Executive’s selection and under the sole control and direction of the Executive. The Executive shall be responsible for all risks incurred in the operation of the Executive’s business and shall enjoy all the benefits thereof. In addition, the Executive will comply, at the Executive’s own expense, with the provisions of all state, local, and federal laws, regulations, ordinances, requirements, and codes which are applicable to the performance of services hereunder.
(b)    During the Consulting Term, in consideration of the services to be provided by the Executive to the Company described herein and in consideration for the covenants of the Executive set forth herein, provided the Executive has complied, and continues to comply, with the terms of this Agreement, the Company shall pay the Executive a fee (the “Consulting Fee”) in the amount of $2,300,000.00, and payable in the following manner: $1,000,000.00 payable on January 15, 2015, and $1,300,000.00 on March 1, 2015. The Executive shall not be entitled to participate in any employee benefit plans maintained by the Company or any of its Affiliates by reason of his consulting services under this Agreement.
(c)    The period during which the Executive will be retained by the Company to provide the consulting services hereunder shall commence on January 1, 2015 and shall terminate on June 30, 2015, unless sooner terminated as provided in this Section 3(c) (the “Consulting Term”). Notwithstanding the foregoing, the Consulting Term will end on the date of the Executive’s death, and the Consulting Term may be terminated by the Company for Cause (as defined below). For purposes of this Agreement, the term “Cause” shall mean the Executive's (a) fraud or dishonesty in connection with the performance or provision by the Executive of his services under this Agreement, (b) material breach of any of the terms of this Agreement or (c) the Executive’s conviction of, or plea of nolo contendere to, a felony. If the Consulting Term ends prior to June 30, 2015 due to the Executive’s death, the Executive’s estate shall remain entitled to receive the Consulting Fee in full, or, if already paid to the Executive, shall not be obligated to repay any prepaid portion of the Consulting Fee. In the event of termination of the Consulting Term by the Company for Cause, the Executive shall no longer be entitled to receive the Consulting Fee and, if already paid to the Executive, shall be required to return the full amount of the Consulting Fee to the Company.
(d)    The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his services under this Section 3 (which expenses are consistent with the Company’s policies in effect from time to time with respect to travel and other business expenses), subject to the Company’s requirements with respect to reporting and documentation of expenses.
(e)    The Executive agrees that, upon the expiration or termination of the Consulting Term, he will immediately return to the Company all materials containing or reflecting the Confidential Information (as defined below) and all copies, reproductions and summaries thereof, in his possession or under his control and shall erase all Confidential Information from all media in his possession or under his control, including, without limitation, all smartphones, iPads, or external storage devices, and, if the Company so requests, shall certify in writing that he has done so. All Confidential Information is and shall remain the property of the Company or its Affiliates, as the case may be. Executive will be permitted to retain his electronic or physical rolodex of personal contacts, and agrees to follow appropriate Company information security protocols related to that retention.
(f)    The Company shall indemnify the Executive against expenses incurred and damages paid or payable by him with respect to claims based on actions or failures to act by the Executive in his capacity as a consultant under this Section 3, but not including expenses incurred or damages paid or payable by the Executive arising out of his gross negligence or willful misconduct.
(g)    The Executive and the Company agree that the Executive is acting as an independent contractor to the Company for all purposes with regard to the performance of his services hereunder during the Consulting Term, including, without limitation, for US Federal (including social security and unemployment), state and local tax purposes. The Executive shall be solely responsible for fulfilling when due all Federal, state and local income tax and self-employment tax obligations arising in connection with his consultancy for the Company. Should the Company be required to pay any such tax or payment because Executive failed to pay any such taxes or payments, the Executive shall promptly reimburse the Company for such tax or payments, including any interest and penalties with respect thereto. Should it be determined that any payment hereunder is subject to withholding of tax under applicable law, all payments to be made hereunder shall be net of applicable income, employment, social security or other taxes required to be withheld therefrom.
4.    No Additional Compensation. The Executive acknowledges and agrees that he is not entitled to any salary, bonuses, long-term or short-term incentive compensation or other compensation, payments, rights or benefits of any kind in respect of his employment with the Company and/or other positions with its Affiliates, or his retirement from such employment and/or other positions, or under any of the compensation or benefit plans of the Company or its Affiliates, except as provided by this Agreement or under any benefit or equity plan or arrangement or as indemnification or director and officers liability insurance coverage.
5.    Release. In consideration of the above, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive’s heirs, executors, administrators, representatives, agents and assigns (the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company and its members, shareholders in their capacity related to the Company, parents, Affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors (in their capacities as such) and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company or its Affiliates, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (collectively, the “Releasees”), from all claims, actions, causes of action, rights, judgments, obligations, damages, charges, accountings, demands or liabilities of whatever kind or character, in law or in equity, whether known or unknown, (collectively, the “Claims”) which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any Claims the Releasors may have arising from or relating to the Executive’s employment, hiring or entering into employment or retirement from employment with the Company or its Affiliates or relating to the Employment Agreement among the parties hereto dated as of April 25, 2008, as amended (the “Employment Agreement”) or any other agreement between the Executive and the Company or an Affiliate, and any Claims the Releasors may have under: the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which governs employee benefits); any other federal, state, local or foreign laws against discrimination; or any other federal, state, local or foreign statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Releasors of any Claims for wrongful discharge, breach of contract, torts or any other Claims in any way related to the Executive’s employment with, hiring by or retirement from the Company or its Affiliates. This release also includes a release of any Claims for age discrimination under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act and the applicable rules and regulations promulgated thereunder (“ADEA”). The ADEA requires that the Executive be advised to consult with an attorney before the Executive waives any claim under ADEA. In addition, the ADEA provides the Executive with at least twenty-one (21) days to decide whether to waive claims under ADEA and seven (7) days after the Executive signs the Agreement to revoke that waiver. This release does not release the Company from any obligations due to the Executive under this Agreement, and the Executive is not waiving any right of indemnification or rights of advancement of legal fees he may have under the Company’s charter documents, the Deed Poll entered into by XL Group Ltd on July 1, 2010, applicable law or otherwise or the right to coverage under any directors & officers liability insurance maintained by the Company.
6.    Covenant Not to Sue. The Executive understands that by signing this Agreement the Executive is prevented from filing, commencing or maintaining any action, complaint, or proceeding with regard to any of the Claims released hereby. However, nothing in this Agreement precludes the Executive from filing a charge with an administrative agency or from participating in an agency investigation to the extent such rights cannot be waived under applicable law. The Executive is, however, waiving his right to recover money in connection with any such charge or investigation. The Executive is also waiving his right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency. In addition to waiving and releasing the Claims covered by the release of Claims above, the Executive promises not to sue any Releasee in any forum for any reason covered by the release of Claims set forth above, provided that the foregoing shall not apply to class actions provided the Executive opts out immediately when given the opportunity. This covenant by the Executive not to sue is different from the release of Claims, which will provide the Company a defense in the event the Executive violates the release of Claims. If the Executive violates this covenant not to sue by suing a Releasee, the Executive may be liable to that party for monetary damages. More specifically, if the Executive sues a Releasee in violation of this covenant not to sue, the Executive will be required to pay that Releasee’s attorneys’ fees and other costs incurred as a result of having to defend against the suit. However, nothing in this Agreement prevents the Executive from challenging the validity of the release set forth in Section 5 above solely as it relates to the ADEA. This Section shall not apply to any rights or claims that the Executive may have for a breach of this Agreement.
7.    Consideration. The Executive understands and agrees that the consideration provided for herein is more than the Executive would otherwise be entitled to if he did not agree to the provisions of Section 5 above.
8.    Waiver of Reinstatement. The Executive waives any right to reinstatement or future employment with the Company following the Executive’s separation from the Company.
9.    Nondisparagement. For twenty-four (24) months following the Retirement Date, (i) the Executive agrees not to make any disparaging statements about the Company, its Affiliates or their current or former officers, directors and/or employees, to anyone, including but not limited to the Company’s customers, competitors, suppliers, employees, former employees or the press or other media and (ii) the Company agrees that it, officially, shall not make, and its directors, members of its Leadership Team or members of its Insurance Segment Executive Board shall not make, any disparaging statements about the Executive to anyone, except, in either case, if placed under legal compulsion to do so by a court or other governmental authority or such statements are normal competitive type statements or rebuttal of statements by others.
10.    Restrictive Covenants.
(a)    The Executive covenants that he shall not, without the prior written consent of the Company, use for the Executive’s own benefit or the benefit of any other person or entity other than the Company and its Affiliates or disclose to any person any confidential, proprietary, secret or privileged information about the Company or its Affiliates or their business or operations, including, but not limited to, information concerning trade secrets, know-how, software, data processing systems, policy language and forms, inventions, designs, processes, formulae, notations, improvements, financial information, business plans, prospects, referral sources, lists of suppliers and customers, legal advice and other information with respect to the affairs, business, clients, customers, agents or other business relationships of the Company or its Affiliates (“Confidential Information”). The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential, proprietary or privileged information or data relating to the Company or any of its Affiliates or predecessor companies, and their respective businesses, which has or shall have been obtained by the Executive during his employment or during the Consulting Term, unless and until such information has become known to the public generally (other than as a result of unauthorized disclosure by the Executive). The Executive shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by court order or subpoena; provided, however, that in the event disclosure is so required, the Executive shall provide the Company with prompt notice, to the extent legally permitted to do so, of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order.
(b)    The foregoing covenant by the Executive shall be without limitation as to time and geographic application. The Executive acknowledges and agrees that he shall have no authority to waive any attorney-client or other privilege without the express prior written consent of the MDCC as evidenced by the signature of the Company’s General Counsel.
(c)    For the avoidance of doubt, all trademarks, policy language or forms, products or services (including products and services under development), trade names, trade secrets, service marks, designs, computer programs and software, utility models, copyrights, know-how and confidential information, applications for registration of any of the foregoing and the right to apply for them in any part of the world (whether any of the foregoing shall be registered or unregistered) created or discovered or participated in by the Executive during the course of his employment or under the instructions of the Company or its Affiliates are and shall be the absolute property of the Company and its Affiliates, as appropriate. Without limiting the foregoing, the Executive hereby assigns to the Company any and all of the Executive’s right, title and interest, if any, pertaining to the insurance and reinsurance (including, without limitation, finite insurance and reinsurance), risk assumption, risk management, brokerage, financial and other products or services developed or improved upon by the Executive (including, without limitation, any related “know-how”) while employed by the Company or its Affiliates or during the Consulting Term, including any patent, trademark, trade name, copyright, ownership or other right that may pertain thereto.
(d)    Since the Executive has obtained in the course of the Executive’s employment with the Company and its Affiliates, and is likely to obtain in the course of his consulting services hereunder, knowledge of trade names, trade secrets, know-how, products and services (including products and services under development), techniques, methods, lists, computer programs and software and other confidential information relating to the Company and its Affiliates, and their employees, clients, business or business opportunities, the Executive hereby undertakes that for the period from the date hereof through December 31, 2015 without the prior written consent of the Company:
(i)    the Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) encourage, entice, solicit or endeavor to encourage, entice or solicit away from employment with the Company or its Affiliates, or hire or cause to be hired, any officer, chief or senior underwriting, claims, actuarial or business development employee of the Insurance Segment or Reinsurance Segment of the Company or its Affiliates (or any individual who was within the prior twelve months such an officer or employee of the Company or its

Affiliates), or encourage, entice, solicit or endeavor to encourage, entice or solicit any such officer or employee to violate the terms of any employment agreement or arrangement between such individual and the Company or any of its Affiliates;
(ii)    the Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) interfere with or disrupt or seek to interfere with or disrupt (A) the relationships between the Company and its Affiliates, on the one hand, and any customer or client of the Company and its Affiliates, on the other hand, (including any insured or reinsured party) who during the period of twenty-four months immediately preceding the Retirement Date or during the Consulting Term shall have been such a customer or client, or (B) the supply to the Company and its Affiliates of any services by any supplier or agent or broker who during the period of twenty-four months immediately preceding the Retirement Date or during the Consulting Term shall have supplied services to any such person, nor will the Executive interfere or seek to interfere with the terms on which such supply or agency or brokering services during such period as aforesaid have been made or provided; and
(iii)     the Executive will not (either alone or jointly with or on behalf of others and whether directly or indirectly) whether as an employee, consultant, partner, principal, agent, distributor, representative or stockholder (except solely as a less than one percent stockholder of a publicly traded company), engage in any activities in Bermuda, the United States or greater London if such activities are competitive with the businesses that (i) are then being conducted by the Company or its Affiliates and (ii) during the period of the Executive’s employment or consultancy were either being conducted by the Company or its Affiliates or actively being developed by the Company or its Affiliates.
(e)    For purposes of this Agreement, an “Affiliate” of the Company includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company, and such term shall specifically include, without limitation, the Company’s majority-owned subsidiaries.
(f)    The limitations on the Executive set forth in this Section shall also apply to any agent or other representative acting on behalf of the Executive.
(g)    While the restrictions aforesaid are considered by both parties to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may fail for reasons unforeseen and accordingly it is hereby declared and agreed that if any of such restrictions or the geographic, duration or other scope thereof shall be adjudged to be void as going beyond what is reasonable in the circumstances for the protection of the interests of the Company and its Affiliates but would be valid if part of the wording thereof were deleted and/or the periods (if any) thereof reduced and/or geographic or other area dealt with thereby reduced in scope then said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

(h)    The Executive acknowledges that the Company and its Affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if the Executive breaches his obligations under Section 10 hereof. Accordingly, the Executive agrees that the Company and its Affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by the Executive of his obligations under Section 10 hereof in any Federal or state court sitting in the City and State of New York or court sitting in Bermuda or the United Kingdom, or, at the Company’s or any Affiliate’s election, in any other jurisdiction in which the Executive maintains his residence or his principal place of business. The Executive hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company or its Affiliates to obtain such injunctive relief or otherwise enforce this Agreement, and the Executive agrees that process in any or all of those actions or proceedings may be served by registered mail or delivery, addressed to the last address of the Executive known to the Company or its Affiliates, or in any other manner authorized by law. The Executive further agrees that, in addition to any other remedies available to the Company or its Affiliates by operation of law or otherwise, because of any material breach by the Executive of his obligations under Section 10 hereof he will forfeit any and all rights to any payments, distributions or benefits to which he might otherwise then be entitled by virtue of this Agreement and such payments, distributions or benefits may be suspended so long as any good faith dispute with respect thereto is continuing.
11.    Indemnification. The Executive shall be provided indemnification by the Company to the maximum extent permitted by applicable law and its charter documents against expenses incurred and damages paid or payable by the Executive with respect to claims based on actions or failures to act by the Executive in his capacity as an officer, director or employee of the Company or its Affiliates on in any other capacity, including any fiduciary capacity, in which the Executive served at the request of the Company or an Affiliate. In addition, he shall be covered by a directors & officers liability policy with coverage for all directors and officers of the Company in an amount equal to at least US$75,000,000. Such directors & officers liability insurance shall be maintained in effect for a period of six years following the Retirement Date. The indemnification in this Section is in addition to, and not in lieu of, any indemnification or insurance rights that exist at law or pursuant to the Company’s charter documents, employee benefit plans or the Deed Poll executed by XL Group Ltd on July 1, 2010.
12.    Return of Property. On or before the Retirement Date (or such other date specified by the Company in a written notice to the Executive), the Executive shall return all property of the Company and its Affiliates in the Executive’s possession or control, including, but not limited to, the Company’s credit, telephone, identification and similar cards, keys, cellular phones, computer equipment, software and peripherals and originals and copies of books, records, and other information pertaining to the business of the Company or its Affiliates. Executive will be permitted to retain his electronic or physical rolodex of personal contacts, and agrees to follow appropriate Company information security protocols related to that retention.
13.    Cooperation. The Executive shall, at the request of the Company, reasonably cooperate with the Company in the defense and/or investigation of any third party claim, dispute or any investigation or proceeding, whether actual or threatened, including, without limitation, meeting with attorneys and/or other representatives of the Company to provide reasonably requested information regarding same and/or participating as a witness in any litigation, arbitration, hearing or other proceeding between the Company or an Affiliate and a third party or any government body with regard to matters related to Executive’s employment period with the Company. The Company shall reimburse the Executive for all reasonable expenses and costs incurred by him in connection with such assistance including, without limitation, reasonable travel expenses.
14.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York, without reference to the principles of conflict of laws thereof.
15.    Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld therefrom pursuant to any applicable law or regulation.
16.    Entire Agreement. This Agreement represents the complete agreement between the Executive and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral, including the Employment Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
17.    Severability. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.
18.    Rescission. For a period of seven (7) days following the execution of this Agreement, the Executive may revoke the release of Claims under Section 5 of this Agreement, and such release shall not become effective or enforceable, and the Company shall have no obligations under this Agreement, until the revocation period has expired. Any such revocation must be effected by delivery of a written notification of revocation of the Agreement to the Associate General Counsel, Global Labor & Employment Matters of the Company prior to the end of such seven (7) day revocation period. In the event that the Agreement is revoked by the Executive, the Company shall have no obligations under the Agreement, no amounts will be payable to the Executive under this Agreement, and the Agreement shall be deemed to be void ab initio and of no further force or effect.
19.    Voluntary Agreement. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that he has read and fully understands the terms of this Agreement and has been advised to consult with, and has consulted with, an attorney before executing this Agreement. Additionally, the Executive acknowledges that he has been afforded the opportunity of at least 21 days to consider this Agreement.
20.    Successors. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. No rights or obligations of the Executive under this

Agreement may be assigned or transferred by him. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation or amalgamation or scheme of arrangement in which the Company is not the continuing entity, or the sale or liquidations of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes by operation of law or in writing duly executed by the assignee or transferee all of the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.
21.    Executive’s Heirs. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If the Executive dies while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.
22.    409A. It is intended that this Agreement will comply with, or be exempt from, Sections 409A and 457A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines issued thereunder, to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. Except in the event of the Company’s failure to comply with its obligations, the Company shall not have any obligation to indemnify or otherwise protect the Executive from any obligation to pay any taxes pursuant to Sections 409A or 457A of the Code. With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.
23.    Guarantee. Each of XL Insurance Ltd and XL Re Ltd (together, the “Guarantors”) hereby agrees to be jointly and severally liable together with the Company, for the performance of all obligations and duties, and the payment of all amounts, due to the Executive under this Agreement. In case of the failure of the Company to punctually pay any of the amounts necessary to satisfy the obligations, the Guarantor shall cause such amounts to be paid punctually when and as the same shall become due and payable as if such payment were made by the Company. This is a guaranty of payment and not collection.
24.    Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by courier, or by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:
If to the Company:
XL Group plc
No. 8 St. Stephen’s Green
Dublin 2, Ireland
Att’n: General Counsel
If to the Executive:
To the last address delivered to
the Company by the Executive in
the manner set forth herein.
25.    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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The parties to this Agreement have executed this Agreement as of the day and year first written above.
XL GROUP PLC
By:    /s/ Eileen G. Whelley
Name: Eileen G. Whelley
Title: EVP, CHRO
XL GLOBAL SERVICES, INC.
By:    /s/ Eileen G. Whelley
Name: Eileen G. Whelley
Title: EVP, CHRO
EXECUTIVE
/s/ James H. Veghte
GUARANTORS:

XL INSURANCE (BERMUDA) LTD
By: __/s/ Kim Wilkerson_______________________
Name: Kim Wilkerson
Title: General Counsel, Assistant Secretary
XL RE LTD
By: __/s/ Kim Wilkerson_______________________
Name: Kim Wilkerson
Title: Assistant Secretary

Exhibit A
General Release

This General Release (“Release”) is executed on this 31st day of December, 2014, by James H. Veghte (the “Executive”) pursuant to the Agreement and Release between XL Group plc, X.L. Global Services, Inc. (collectively, the “Company”) and the Executive (the “Agreement”).
1.    As a condition to, and in consideration for, the payments set forth in the Agreement, the Executive, on behalf of the Executive and the Executive’s heirs, executors, administrators, representatives, agents and assigns (the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company and its members, shareholders, parents, Affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors (in their capacities as such) and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company or its Affiliates (as defined in the Agreement), including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (collectively, the “Releasees”), from all claims, actions, causes of action, rights, judgments, obligations, damages, charges, accountings, demands or liabilities of whatever kind or character, in law or in equity, whether known or unknown, (collectively, the “Claims”) which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any Claims the Releasors may have arising from or relating to the Executive’s employment, hiring or entering into employment or retirement from employment with the Company or its Affiliates or relating to the Employment Agreement (as defined in the Agreement) or any other agreement between the Executive and the Company or an Affiliate, and any Claims the Releasors may have under: the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which governs employee benefits); any other federal, state, local or foreign laws against discrimination; or any other federal, state, local or foreign statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Releasors of any Claims for wrongful discharge, breach of contract, torts or any other Claims in any way related to the Executive’s employment with, hiring by or retirement from the Company or its Affiliates. This release also includes a release of any Claims for age discrimination under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act and the applicable rules and regulations promulgated thereunder (“ADEA”). The ADEA requires that the Executive be advised to consult with an attorney before the Executive waives any claim under ADEA. In addition, the ADEA provides the Executive with at least twenty-one (21) days to decide whether to waive claims under ADEA and seven (7) days after the Executive signs the Agreement to revoke that waiver. This release does not release the Company from any obligations due to the Executive under the Agreement, and the Executive is not waiving any right of indemnification or rights to advancement of legal fees he may have under the Company’s charter documents, the Deed Poll executed by XL Group Ltd on July 1, 2010, applicable law or otherwise or the right to coverage under any directors & officers liability insurance maintained by the Company.

2.    The Executive understands that by signing this Release the Executive is prevented from filing, commencing or maintaining any action, complaint, or proceeding with regard to any of the Claims released hereby. However, nothing in this Agreement precludes the Executive from filing a charge with an administrative agency or from participating in an agency investigation to the extent such rights cannot be waived under applicable law. The Executive is, however, waiving his right to recover money in connection with any such charge or investigation. The Executive is also waiving his right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency. In addition to waiving and releasing the Claims covered by the release of Claims above, the Executive promises not to sue any Releasee in any forum for any reason covered by the release of Claims set forth above, provided that the foregoing shall not apply to class actions provided Executive opts out immediately when given the opportunity. This covenant by the Executive not to sue is different from the release of Claims, which will provide the Company a defense in the event the Executive violates the release of Claims. If the Executive violates this covenant not to sue by suing a Releasee, the Executive may be liable to that party for monetary damages. More specifically, if the Executive sues a Releasee in violation of this covenant not to sue, the Executive will be required to pay that Releasee’s attorneys’ fees and other costs incurred as a result of having to defend against the suit. However, nothing in this Release prevents the Executive from challenging the validity of the release solely as it relates to the ADEA. This Section shall not apply to any rights or claims that the Executive may have for a breach of the Agreement.

3.    This Release has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that he has read and fully understands the terms of this Release and has been advised to consult with, and has consulted with, an attorney before executing this Release. Additionally, the Executive acknowledges that he has been afforded the opportunity of at least 21 days to consider this Release.

4.    For a period of seven (7) days following the execution of this Release, the Executive may revoke this Release, and this Release shall not become effective or enforceable, and the Company shall have no obligations under the Agreement, until the revocation period has expired. Any such revocation must be effected by delivery of a written notification of revocation of the Agreement to the Associate General Counsel, Global Labor & Employment Matters of the Company prior to the end of such seven (7) day revocation period. In the event that the Release is revoked by the Executive, the Company shall have no obligations under the Agreement, no amount will be payable to the Executive under the Agreement, and the Agreement shall be deemed to be void ab initio and of no further force or effect.

5.    This Release shall be governed by and construed in accordance with the laws of New York, without reference to the principles of conflict of laws thereof.
IN WITNESS WHEREOF, the undersigned has duly executed this Release on the date first written above.

____/s/ James H. Veghte____
James H. Veghte

Exhibit B

Stock Options

Grant Date	Shares Subject to Option	Option Price	Expiration Date
3/04/2005	30,000	$75.48	3/4/2015
2/21/2008	77,500	$36.90	2/21/2018
8/11/2008	100,000	$19.62	8/11/2018
2/28/2010	122,087	$18.27	2/28/2020
2/28/2011	112,821	$23.35	2/28/2021
2/28/2012	147,850	$20.61	2/28/2022
2/28/2013	116,307	$28.64	2/28/2023
2/28/2014	112,791	$30.40	2/28/2024

Performance Restricted Shares

Grant Date	Unvested Shares (Vest on Retirement Date)
03/10/2007	2,000
02/28/2008	6,250

Performance Units

Grant Date	Target Units at Grant	Proration Factor*	Prorated Target Units at Term**
02/28/2013	33,869	66.6%	22,548
02/28/2014	31,908	33.2%	10,599
* Proration factor calculated as the number of active service days within the applicable three year cycle divided by the number of actual days within the three year performance cycle.

** Prorated Target Units for each performance unit award will be adjusted for actual performance through, in the case of the 2013 Award, the 2014 fiscal year end and, in the case of the 2014 Award, the 2016 fiscal year end, and any earned shares shall be delivered to the participant’s brokerage account at Merrill Lynch by March 15, 2015 with respect to the 2013 Award and by March 15, 2017 with respect to the 2014 Award.

Exhibit C

Scope of Services

It is expected, that in the course of Mr. Veghte’s Consulting Term that, as a representative of XL Group, he will:

•	Act as a senior advisor to XL’s Chief Executive Officer on key Reinsurance business matters including, but not limited to, potential acquisitions, and the addition of new business lines.

•	Maintain key broker relationships and work to ensure a transition plan for key contacts to a new internal resource.

•	Provide assistance with regulatory agencies.

•	Attend and represent XL at key industry events as needed and requested by the Reinsurance CE and/or XL’s Chief Executive Officer.